Exhibit 99.1

Newark, NY – April 19, 2010 – IEC Electronics Corp. (NYSE Amex: IEC) announced its results for the second quarter of fiscal 2010 ending March 26, 2010.

For the quarter ended March 26, 2010 the Company reported revenue of $25,232,000 for the quarter, operating income of $1,983,000 and net income of $1,036,000 or $0.11 per share.  This compares to revenue of $16,335,000, operating income of $1,143,000 and net income of $2,619,000 or $0.29 per share for the quarter ended March 27, 2009.  In the second quarter of fiscal 2009, operating performance was favorably impacted by a deferred tax credit of $1,500,000.  On a pro forma basis, without the tax credits, our net income for the second quarter of fiscal 2009 would have been $727,000, or $0.08 per share.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of fiscal 2010 was $2,131,000 or $0.22 per share, compared to $1,284,000 or $0.14 per share for the same quarter last year.  The Company views EBITDA as a useful measure of its operating performance given the strong operating margins and large net operating loss carryforward (NOL).

IEC had revenue of $43,292,000, operating income of $3,296,000 and net income of $1,789,000 or $0.19 per share for the first six months of 2010.  This compares to revenue of $32,192,000, operating income of $2,090,000 and net income of $3,150,000 or $0.34 per share for the first six months of fiscal 2009.  In fiscal 2009, net income was favorably impacted by the deferred tax credit of $1,500,000.  On a pro forma basis, for the first six months of fiscal 2009 net income was $1,262,000, or $0.14 per share.

EBITDA for the six month period ended March 26, 2010 totaled $3,520,000 or $0.37 per share, compared to $2,278,000 or $0.24 per share for the same period last year.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “This was a good quarter.  We had strong cash flow from operations, which enabled us to reduce our funded debt by more than $2.1 million.  This debt reduction was achieved in part by the benefit of very low tax payments due to our $38 million NOL.  Absent an acquisition, we anticipate our cash flow will significantly reduce debt over the balance of the year.  All our important financial metrics have either remained constant or improved.  Most significant was the growth of operating income to 7.9% of sales versus 7.0% for the same period last year.  A material portion of our sales and earnings growth came from IEC Contract Manufacturing and IEC Wire and Cable.  Excluding the GTC acquisition, combined sales from IEC Contract Manufacturing and IEC Wire and Cable increased by 15% sequentially compared to the first quarter of 2010, and more than 22% compared to the second quarter of fiscal 2009.  We are gaining strength every quarter and expect to meet our forecasted annual revenue of $96 million.”

“We believe GTC will be a good addition for IEC and the integration of GTC with IEC Electronics is making reasonable progress.  GTC’s backlog continues to grow; however, unlike IEC Contract Manufacturing and IEC Wire and Cable, whose backlog is shipped during the next four to nine months, GTC’s backlog is weighted to 2011 and beyond.

“Consistent with past practice, we do not report our backlog during the year.  However, our shareholders should be pleased to know that our current backlog is higher than the backlog figure reported in our 10k for fiscal 2009.

“Our sector performance has shifted somewhat.  The military/aerospace sector remains strong though it decreased as a percentage of our sales to 50% for the first six months of fiscal 2010 as compared to 55% of sales for fiscal 2009.  Our medical sector has increased from 5% at the close of fiscal 2009 to 12% of sales for the first six months of fiscal 2010.  Our industrial sector has declined slightly to 22% of sales for the first six months of this year as compared to 24% at the close of fiscal year end 2009.  Last year we reported that two of our industrial customers were experiencing extreme softness in their end markets.  One of the two customers is beginning to see a modestly brighter future and the other has stopped falling.  Although their volumes are well below those we enjoyed in 2008, they are making progress.

“In summary, our Company as a whole continues to move in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees.”

As a full service EMS provider, IEC is AS9100 and ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard.  The Company offers its customers a wide range of services including design, prototype and high reliability printed circuit board assembly, material procurement and control, manufacturing and test engineering support, and systems build. Information regarding IEC’s second quarter 2010 results can be found on its web site at www.iec-electronics.com

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2009 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan	John Nesbett/Jennifer Belodeau
	IEC Electronics Corp.	Institutional Marketing Services
	(315) 332-4262	(203) 972 - 9200
	hkeenan@iec-electronics.com	jnesbett@institutionalms.com